Exhibit 10(r)

Terms of the Restricted Stock Units granted pursuant to the Company’s Amended and Restated 2001 Omnibus Stock Ownership Plan

The following terms and conditions of McDonald’s Corporation Restricted Stock Unit Awards are excerpted from the prospectus for awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (“2001 Plan”) dated February 14, 2007. Capitalized terms used and not defined herein have the meanings given in the 2001 Plan, unless otherwise noted.

Restricted Stock Units (RSUs)

What are RSUs?

Each “restricted stock unit” – also called an “RSU” or a “unit” – represents one hypothetical share of McDonald’s common stock. RSUs are granted under the 2001 Plan and are subject to the terms of the 2001 Plan and this Prospectus.

If you have received an award of RSUs, you must remain employed by McDonald’s until the end of the vesting period in order for the RSUs to vest, subject to exceptions described below. In some cases, vesting may also be conditioned on performance goals. The vesting period and any applicable performance goals are specified in the grant certificate for your RSU.

RSUs are paid out either in shares of McDonald’s common stock or in cash, at McDonald’s discretion. Payout will, subject to certain exceptions described below, occur upon vesting.

Does the grant of RSUs provide me with any shareholder rights?

No. RSUs are not actual shares of stock, so you will not receive dividends on your units and you will have no voting rights with respect to your units. If your RSUs are paid out in shares of McDonald’s common stock, you will have rights as a shareholder once you receive those shares.

When do my RSUs vest?

As explained above under “What are RSUs?”, your RSUs will generally vest in accordance with the terms set forth in the certificate indicating the exact number of RSUs that you have been granted. Special rules apply if your employment terminates before the end of the vesting period, as explained below under “What happens to my RSUs if I terminate employment before they vest?” Special rules also apply if a change in control of McDonald’s occurs before the end of the vesting period, as explained below under “General Information-Change in Control”.

What does “vesting” mean for my RSUs?

Vesting means that you have satisfied the service requirement and, if applicable, the performance requirement and earned your RSUs.

You will generally receive a payout of your vested RSUs as soon as is administratively practicable after vesting, subject to certain exceptions described below in the cases of termination of employment or change in control prior to the originally scheduled vesting date. The payout of RSUs will be made either in shares of McDonald’s common stock or in cash, as McDonald’s decides. If McDonald’s decides to pay in shares, you will receive a number of shares of McDonald’s common stock equal to the number of your vested RSUs, subject to tax withholding and any applicable fees, as described below. If McDonald’s decides to pay in cash, you will receive a cash payment equal to the value of that number of shares at the close of business on the day the RSUs are to be settled, subject to tax withholding and any applicable fees, as described below. If you receive a payout in shares, you will then have dividend, voting and other shareholder rights as to those shares.

What is the U.S. federal income tax treatment of an RSU?

The following discussion is limited to United States federal income tax laws applicable to RSU recipients who are both citizens and residents of the United States. The United States federal income tax treatment of RSUs granted to other recipients may differ. The discussion does not address the possible impact of the tax laws of other countries, which may provide for different tax consequences to recipients who are subject to such laws. Also, this discussion does not address the possible impact of the short-swing profit recovery rules of Section 16 of the Securities Exchange Act of 1934, as amended, on the taxation of executive officers’ RSUs. You should consult your tax advisor about the tax consequences of RSUs, including the relevance to your particular situation of the considerations discussed below. This discussion describes the tax law in effect on the date of this Prospectus and could change as a result of amendments to the law.

Non-U.S. Tax Consequences. If you are not both a citizen and a resident of the United States, please consult your Guide to Issues in your country for tax considerations relating to your RSUs.

General. Generally, you will have taxable compensation income when you receive your RSU payout in either shares or cash, at the Company’s discretion. The amount of ordinary income will be equal to the number of your RSUs multiplied by the NYSE composite closing price of McDonald’s common stock at settlement. If the payout is in shares, McDonald’s will require share withholding at the minimum statutory withholding rates in effect at the time of payment to cover, in part, your tax obligation. If the payout is in cash, McDonald’s will apply required withholding procedures.

Tax under Section 409A on Deferred Compensation. In late 2004, a new Section 409A (“Section 409A”) was added to the Internal Revenue Code governing the taxation of certain deferred compensation. McDonald’s believes that the terms of RSUs are such that you will not be subject to tax penalties under this tax law as a result of receiving these awards. However, the Company reserves the right to modify grants if necessary to avoid the imposition of these tax penalties.

State and Local Taxes. Settlement of RSUs may also be subject to state and local taxation which varies from location to location.

Effect on McDonald’s. The Company is generally entitled to a tax deduction in the same amount and in the same year in which you recognize ordinary income resulting from the settlement of RSUs.

When is the income from RSUs taxable to non-U.S. recipients?

Please refer to your Guide to Issues in your country and consult with your personal tax advisor.

What happens to my RSUs if I terminate employment before they vest?

The treatment of your RSUs upon termination of your employment before the end of the vesting period depends on the reason for your termination.

For Cause. If you are terminated for Cause before your RSUs vest, you will forfeit them.

Death or Disability. If you terminate employment because of death or Disability before your RSUs vest, they will, unless the award is subject to performance-based vesting, immediately vest and be paid out in shares or in cash, at the Company’s discretion, as soon as is administratively practicable after termination of employment, except that if you were an Officer1 and your termination is due to Disability but you are not disabled within the meaning of Section 409A, your payment will be deferred until as soon as administratively practicable following the first to occur of the originally scheduled vesting date, the six-month anniversary of your termination of employment, or your death. If your RSUs are subject to performance-based vesting and you die or terminate employment because of Disability before your RSUs vest, they will be paid out in shares or in cash, at the Company’s discretion, as soon as is administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date.

Retirement. If your employment terminates, other than for Cause, at any time after you attain either (i) age 60 with at least 20 years of Affiliate Service, or (ii) combined age and years of Affiliate Service equal to or greater than 70, then you will vest in a pro-rata portion of your RSUs, based on the formula set forth below, and, unless the award is subject to performance-based vesting, those vested RSUs will be paid out in shares or cash, at the Company’s discretion, as soon as is administratively practicable after termination of employment, except that if you were an Officer, your payment will be deferred until as soon as administratively practicable following the first to occur of the originally scheduled vesting date, the six-month anniversary of your termination of employment, or your death. If your RSUs are subject to performance-based vesting, they will be paid out in shares or in cash, at the Company’s discretion, as soon as administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date but subject to the proration noted above in accordance with the formula set forth below. Notwithstanding the foregoing, if your

[1]

As used herein, “Officer” shall mean a vice president, or more senior officer, of McDonald’s or one of its business unit subsidiaries (i.e., McDonald’s USA, LLC; McDonald’s Europe, Inc.; McDonald’s Latin America, LLC; McDonald’s APMEA, LLC; and McDonald’s International, LLC) during the year of termination or the preceding year and who is subject to United States income taxation.

Retirement occurs when you have a combined age and years of Affiliate Service equal to or greater than 70, you are potentially subject to two requirements in order to receive this pro-rata vesting of your RSUs: (1) executing and delivering to McDonald’s a two-year non-competition agreement that McDonald’s will provide you; and (2) giving prior written notice of your intention to retire to the officer in charge of the Global Compensation Department in Oak Brook, Illinois. For awards granted on or before May 20, 2004, unless waived by the Compensation Committee, or its delegee, these two requirements are imposed automatically and the notice period is one year. For awards granted after May 20, 2004, either or both of these requirements may be imposed at the Company’s discretion, and the notice period is six months. If you violate the provisions of the non-competition agreement during the two-year period following Retirement, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.

Special Circumstances. If you are terminated as a result of Special Circumstances and your combined age and years of Affiliate Service are equal to or greater than 50, a pro-rata portion of your unvested RSUs will vest, based on the formula below, and, unless the award is subject to performance-based vesting, those vested RSUs will be paid out in shares or in cash, at the Company’s discretion, as soon as administratively practicable after termination of employment, except that if you were an Officer, your payment will be deferred until as soon as administratively practicable following the first to occur of the originally scheduled vesting date, the six-month anniversary of your termination of employment, or your death. If your RSUs are subject to performance-based vesting, they will be paid out in shares or cash, at the Company’s discretion, as soon as is administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date but subject to the proration noted above in accordance with the formula set forth below.

Special Circumstances are: (1) for awards granted before May 20, 2004, leaving to become an owner/operator of a McDonald’s restaurant or as a result of a Job Loss (as defined in the 1992 Plan) or a disaffiliation of a subsidiary or division of McDonald’s; and (2) for awards granted on or after May 20, 2004, termination of employment by the Company without Cause or becoming an owner-operator of a McDonald’s restaurant.

In addition, for RSUs granted on or after May 20, 2004, in the case of a termination of employment by the Company without Cause, the Compensation Committee, or its delegee, may require that you execute and deliver to the Company a non-competition agreement in order to receive the foregoing treatment.

For RSUs granted on or after February 14, 2007 to Recipients in a European Market, please refer to the European Supplement to this Prospectus for information regarding the treatment of your RSUs upon termination of employment.

FORMULA FOR PRO-RATA VESTING

For non-performance-based awards, the formula for pro-rata vesting is as follows: [Number of RSUs granted] multiplied by [the number of months from the grant date through the date of termination] divided by [the number of months in the vesting period].

For performance-based awards, the formula for pro-rata vesting is as follows: [Number of RSUs that vest based on actual performance] multiplied by [the number of months from the grant date through the date of termination] divided by [number of months in the vesting period]. The “number of RSUs that vest based on actual performance” means the number of RSUs that would have actually vested on the originally scheduled vesting date, had you remained employed until that date.

Partial months are treated as whole months for the numerator in this calculation. The denominator will be expressed in months, and will be fixed on the date of the grant at the number of months in the vesting period. In the event that McDonald’s decides to pay out your RSUs in shares and fractional shares result from applying the formula, any fractional share will be rounded up to the next whole share.

Examples

Non-Performance-Based Vesting: If you receive a non-performance-based grant of 900 RSUs on July 18, 2004 with a three-year vesting period, and you retire on June 2, 2005, 300 of your 900 RSUs would vest and be paid out, because you would have worked 12 months (counting July 2004 and June 2005 each as whole months) out of the 36-month vesting period.

Performance-Based Vesting: If you receive a performance-based grant of 1,000 RSUs on February 1, 2005 with a three-year vesting period and a performance goal based on EPS for the period ended December 31, 2007, and you retire on December 31, 2006, your payout, if any, will not be determined and paid immediately, but will be determined based on actual EPS through December 31, 2007. If the Company achieves the stated EPS threshold, so that all of your RSUs would have vested had you worked through February 1, 2007, then 638 of your 1,000 RSUs would vest and be paid out, because you have worked 23 months out of the 36-month vesting period and the Company achieved performance to warrant 100% payout. If the Company’s actual EPS achievement results in only 75% vesting, then the number of your RSUs that vest and pay out would be 479 (computed as 750 x 23/36).

Any Other Reason. If your employment terminates for any reason not listed above before your RSUs vest, you will forfeit them.

Is there anything else I need to do to make sure I don’t forfeit my RSUs?

You should make sure that the Company has your current address and contact information. If at the time your RSUs become payable, the Company is unable, after a reasonable search, to locate you or your beneficiary, as applicable, within a period of two calendar years after the payment becomes due, your RSUs will be considered “unclaimed amounts” and will be forfeited. After an unclaimed amount has been forfeited, you or your beneficiary, as applicable, will have no further right to any payment of the unclaimed amount.

Are the RSUs transferable?

Your RSUs are not assignable or transferable during your lifetime. As described below, subject to certain exceptions for performance-based RSUs, if you die while holding unvested or vested deferred RSUs, your unvested RSUs immediately will vest, and all of your RSUs will be paid out in shares or in cash, at the Company’s discretion, as soon as is administratively practicable after termination of employment. This payout will be made to your beneficiaries or, if you have not designated a beneficiary, in accordance with your will or the applicable laws of descent and distribution.

If I receive shares of common stock upon vesting of my RSUs, when can I sell them?

Generally, you may freely sell your shares at any time after you receive them. However, some recipients of RSUs may be subject to the Company’s rules relating to the short-swing profit recovery rules of Section 16 of the Securities Exchange Act of 1934, as amended, upon settlement of their RSUs, or to other Company restrictions on trading.

Will the Company offer equalization under its retirement plans for the RSU payouts or treat RSUs as compensation for any other purpose?

No. RSUs under the 2001 Plan will not be considered compensation for any of McDonald’s retirement plans or any other employee benefit plan.

What is my creditor status?

You will be an unsecured general creditor of McDonald’s and there will be no Company funding of the liability with respect to RSUs.